Exhibit 99.1

For investor information contact:

Heidi Flannery, Investor Relations

(510) 743-1718

investor@volterra.com

Volterra Announces Appointment of Senior LSI Corporation Executive

Jeff Richardson to Board of Directors

FREMONT, Calif., April 25, 2011 — Volterra Semiconductor Corporation (Nasdaq:VLTR), a leading provider of high-performance analog and mixed-signal power management semiconductors, today announced that Jeff Richardson, Executive Vice President and Chief Operating Officer of LSI Corporation, has been appointed to Volterra’s Board of Directors and as a member of the Company’s Compensation Committee, effective April 22, 2011.

Mr. Richardson has served as a senior executive at LSI Corp. since 2005, including previously serving as its Executive Vice President and General Manager of the Semiconductor Solutions Group, Executive Vice President of the Network and Storage Products Group, Executive Vice President and General Manager of the Custom Solutions Group and Executive Vice President of Worldwide Strategic Planning. Prior to joining LSI, Mr. Richardson had a successful career at Intel Corporation, holding executive management positions as its Vice President and General Manager of Server Platforms Group and Vice President and General Manager of Enterprise Platforms and Services Division.

“We are pleased to be able to add another seasoned industry executive to our Board with Mr. Richardson’s broad background in systems and products,” said Jeff Staszak, Volterra’s President and Chief Executive Officer. “He has significant experience in managing multi-billion dollar businesses, and offers a unique combination of technical and management expertise that we believe will help Volterra further define and execute its strategic vision.”

The Company also announced the retirement of Edward Winn from the Board of the Company and its Audit and Compensation Committees, effective April 22, 2011. Mr. Winn has served as a member of the Company’s Board since April 2004.

“Mr. Winn has been a valuable member of the Board for the past seven years, and his integrity and leadership in the boardroom have had a meaningful impact on Volterra’s success.” continued Mr. Staszak. “We give our most sincere thanks to him for his contributions to Volterra during his tenure with the company.”

About Volterra Semiconductor Corporation

Volterra Semiconductor Corporation, headquartered in Fremont, CA, designs, develops, and markets leading edge silicon solutions for low-voltage power delivery. The Company’s product portfolio is focused on advanced switching regulators for the computer, datacom, storage, and portable markets. Volterra operates as a fabless semiconductor company utilizing world-class foundries for silicon supply. The company is focused on creating products with high intellectual property content that match specific customer needs. For more information, please visit http://www.volterra.com.

Forward-Looking Statements:

This press release contains forward-looking statements based on current expectations of Volterra. The words “expect,” “will,” “should,” “would,” “anticipate,” “project,” “outlook,” “believe,” “intend,” and similar phrases as they relate to future events are intended to identify such forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement, and Volterra undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date hereof, except as required by law.